Dear Shareholder:

Tri County Financial Corporation continued to execute its strategy to return the Company and the Bank to pre-crisis levels of performance. For 2011, we were able to grow assets by 11% to just under $1 billion. The majority of growth was in loans, which increased $55,638,839 from new loan production of $269,796,000. It is important to note the role played by your company during the Great Recession and the ensuing anemic recovery. We originated over $1 billion in new loans during the economic crisis to support our market as other lenders curtailed lending.

Another of our strategic objectives for 2011 was to significantly improve the level of classified assets. While our residential portfolio had very low levels of delinquency during the crisis, our commercial customers felt the economic shock waves and their performance was negatively impacted. As a result of the measures taken to reduce nonperforming loans and redeploy the funds into earning assets, we were able to reduce our nonperforming assets from 2.71% to 1.48%, which is well below peer levels.

During 2011, we increased the provision for loan losses and valuation allowance on foreclosed real estate by $1,828,996 over the comparable period in 2010, to reflect economic conditions or pending contracts for sale to assist in disposal of those affected assets. The result of this additional cost, and the increased cost of regulatory mandates as well as other noninterest expense increases, was a decrease in net income available to common shareholders for the year to $3,488,976 or $0.82 per common share (diluted). It is important to note that your company remained profitable in every quarter during and after the Great Recession.

In keeping with our dividend policy, your Board approved an annual cash dividend of $0.40 per share.

The strategic objectives for 2011, that is, the improvement of earnings and asset quality, continue to be the focal point of our efforts in 2012. Our loan portfolio has continued to perform well and our nonperforming loan ratios remain well below peers and are trending toward historic levels. Net income increased by 357% compared to the first quarter of 2011 to $1,105,253 for the first quarter of 2012, while net income available to common shareholders increased by $1,025,488 compared to the first quarter of 2011 to $1,055,253 for the first quarter of 2012. Total assets declined $14,888,219 in the first quarter of 2012 to $968,591,504 at March 31, 2012 as securities, cash and cash equivalents decreased as seasonal fluctuations and interest rate cost containment policies allowed higher cost of deposits to run off. Interest expense reduction efforts continue to reduce our cost of funds as maturing certificates of deposit reprice at current rates. This should help improve the net interest spread going forward.

As the United States slowly works its way through economic recovery, many challenges remain that introduce uncertainty in future expectations of market stability. The congressional budget impasse and “fiscal cliff” of maturing tax cuts must be addressed in order to continue the country’s recovery. Our Board and management is vigilant in assessing the immediate and long term impact of these emerging threats. However, if the country is able to continue its healthy recovery, stability to markets and Main Street will be most welcomed and beneficial to your company.

With your continued support, I look forward to an improved performance of our company, its shareholder franchise value and the banking sector overall.

Yours truly,

 Michael L. Middleton

Chairman of the Board